UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2026

Northpointe Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Michigan	No. 001-42517	38-3413392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Deposit Drive Northeast Grand Rapids, Michigan	49546
(Address of principal executive offices)	(Zip Code)

(616) 940-9400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	NPB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

On March 12, 2026, Northpointe Bancshares, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with an institutional accredited investor (the “Purchaser”), pursuant to which the Company sold and issued a $20.0 million 7.50% Fixed-to-Floating Rate Subordinated Note due 2036 (the “Note”). The Note was issued by the Company to the Purchaser at a price equal to 100% of their face amount. The Company intends to use the net proceeds it received from the sale of the Note for general corporate purposes. The Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the Purchaser, on the other hand.
The Note has a stated maturity of March 15, 2036, and is redeemable (i) in whole or in part, on or after March 15, 2031, and (ii) in full, at any time upon the occurrence of certain events. The Note will bear interest at a fixed rate of 7.50% per annum from and including March 12, 2026, to March 15, 2031, or the date of earlier redemption. From and including March 15, 2031 to, but excluding the maturity date or earlier redemption date, the Note will bear interest at a floating interest rate. The floating interest rare will reset quarterly at a variable rate equal to the then current three-month term secured overnight financing rate (“SOFR”), plus 415 basis points. As provided in the Note, the interest rate on the Note during the applicable floating rate period may be determined based on a rate other than three-month term SOFR.
The Note was offered and sold by the Company in a private placement transaction in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. The Note is not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries.
Principal and interest on the Note is subject to acceleration only in limited circumstances in the case of certain bankruptcy and insolvency-related events with respect to the Company. The Note is unsecured, subordinated obligations of the Company, is not an obligation of, and are not guaranteed by, any subsidiary of the Company, and ranks junior in right of payment to the Company’s current and future senior indebtedness. The Note is intended to qualify as Tier 2 capital of the Company for regulatory capital purposes.
The form of the Purchase Agreement and form Note are attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K (the “Report”) and are incorporated herein by reference. The foregoing description of the Purchase Agreement and the Note are summaries and are qualified in their entirety by reference to the full text of such documents.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

4.1	Form 7.50% Fixed-to-Floating Rate Subordinated Note due 2036 (included as Exhibit A-1 to the Purchase Agreement filed as Exhibit 10.1 hereto).

10.1	Form of Subordinated Note Purchase Agreement, dated as of March 12, 2026, by and among Northpointe Bancshares, Inc. and the Purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHPOINTE BANCSHARES, INC.

Date: March 13, 2026	By:	/s/ Bradley T. Howes
Bradley T. Howes
Executive Vice President and Chief Financial Officer